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                                                                    EXHIBIT 11.1

                        STERIGENICS INTERNATIONAL, INC.

                              STATEMENT REGARDING
                       COMPUTATION OF EARNINGS PER SHARE

                                                                  YEAR ENDED MARCH 31,
                                                        -----------------------------------------
                                                           1995            1996           1997
                                                        -----------     ----------     ----------
HISTORICAL NET INCOME (LOSS) PER SHARE
Primary and Fully Diluted:
Shares used in computing historical net income (loss)
  per share:
  Weighted average common shares outstanding(1).......    3,000,120      3,027,865      3,056,042
  Net effect of dilutive common share equivalents.....           --      1,944,418      2,076,720
  Shares related to SAB Nos. 55, 64, and 83 (2):
     Share options (under treasury stock method)......       31,917         31,917         31,917
                                                        -----------     ----------     ----------
Total number of shares................................    3,032,037      5,004,200      5,164,679
                                                        -----------     ----------     ----------
Net income (loss).....................................  $(4,766,823)    $2,152,062     $3,214,763
                                                        ===========     ==========     ==========
Net income (loss) per share...........................  $     (1.57)    $     0.43     $     0.62
                                                        ===========     ==========     ==========
PRO FORMA NET INCOME PER SHARE
Shares used in computing pro forma net income per
  share:
  Weighted average common shares outstanding(1).......                                  3,056,042
  Net effective of dilutive common share
     equivalents......................................                                  2,076,721
  Preferred Shares, if converted......................                                         --
  Shares related to SAB Nos. 55, 64, and 83 (2):
     Share options (under treasury stock method)......                                     31,917
                                                                                       ----------
Total number of shares................................                                  5,164,679
                                                                                       ----------
Net income............................................                                 $3,214,763
                                                                                       ==========
Net income per share..................................                                 $     0.62
                                                                                       ==========

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(1) Excludes common shares issued in the period subsequent to March 31, 1996.

(2) Reflects common shares and options issued from April 1, 1996 to March 31, 1997.

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